Exhibit 99.1

VIGGLE SURPASSES QUARTER MILLION USER MILESTONE
With 250,000 registered users and over 7 million check-ins to date, TV loyalty brand sets new standard in audience engagement

NEW YORK – March 14, 2012 – ViggleSM, a loyalty program for television created by Function(x) Inc™ (Symbol FNCX), announced today that it added more than 250,000 registered users since its launch and has exceeded seven million check-ins to popular TV programming. Setting new standards for consumer engagement, Viggle members have been spending an average of 89 minutes a day within the app and engaging an average of 36 times per session with the wide variety of TV-related Viggle games, videos and interactive ads. Viggle members have redeemed 123,000 rewards with gift cards from BestBuy, iTunes, Amazon and Starbucks and Hollywood Movie Money proving to be the most popular.

“Viggle has exceeded all of our expectations,” explained Chris Stephenson, president of Viggle.  “Time spent in the app has grown from 54 to 89 minutes in one month and the level of advertiser engagement is truly extraordinary.”

The company has demonstrated an ability to influence what people are checking into by highlighting shows in the “What’s On” section of the app. “We are seeing very clear correlation between how we promote shows in the app and volume of related check-ins. At scale, Viggle should become a true driver of viewing behavior,” said Stephenson.

“Viggle’s entrance into the market has been fast and furious and it’s great to see them already appearing in trending topics related to certain shows,” said Mark Ghuneim, chief executive officer, Trendrr. “By focusing on customer loyalty, they have found a way to resonate with passionate TV fans and advertisers, turning them into a top social TV brand within a matter of weeks.”

The addition of Viggle LIVE programming has added to the high levels of consumer engagement. Powered by Loyalize, a recent acquisition, Viggle LIVE enables television viewers to participate in real-time polls, quizzes and trivia tied to the live shows they’re watching. The company ran successful Viggle LIVE events sponsored by Bing and Miracle Whip during the Super Bowl, Oscars and Grammys. Last week, the company announced that DOVE® Men+Care® will also sponsor future Viggle events.

“We are all just starting to scratch the surface in this space in terms of where programming and second screen applications are headed,” said Aaron Lilly, senior marcom architect for Bing. “This project demonstrated how the second screen can provide an innovative way to both integrate the Bing experience as well as extend our ‘Bing is for Doing’ campaign to engaged audiences during key media moments.”

Available as a free download in the iTunes App Store, Viggle can automatically check TV viewers into live, DVR’d or online TV content from more than 160 channels. Viggle works with iOS devices such as iPhone®, iPad® and iPod touch®. The company also plans to release an Android version in the near future.

About Viggle
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they’re watching. Currently available for Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards and much more. For more information, follow us on Twitter @Viggle or like us on Facebook.

About Function(x) Inc™
Function(x) Inc. was founded by media entrepreneur Robert F.X. Sillerman who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created Function(x) in June 2010 to develop new business models and digital products and services that encourage consumers to engage with entertainment such as TV, movies, games and music. The company launched Viggle, a loyalty program for television in January 2012. The company is publicly listed as FNCX. For more information, visit http://www.functionxinc.com or follow us on Twitter @FunctionXinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of March 14, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick
FunctionX@webershandwick.com
Tel. 206.576.5580

Danielle Rabin
PR Manager, Viggle
danielle@viggle.com
Tel. 917.397.7006

Investor Relations:
John Small
Head of Strategy & Corp. Development
Function(x) Inc.
John.Small@functionxinc.com
Tel. 212.231.0092

###